Exhibit 99.5

PROMISSORY NOTE

$5,000,007.43	October 8, 2025
Massachusetts, United States

For value received, DEFJ, LLC, a Delaware limited liability company (the “Investor”), promises to pay to TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), the principal sum of five million and seven United States dollars and forty-three cents ($5,000,007.43). Interest shall accrue from the date of this Promissory Note (this “Note”) and shall continue on the unpaid principal amount until paid in full at a rate equal to 4% per annum, computed as simple interest on the basis of a year of 365 days for the actual number of days elapsed. This Note is to be issued pursuant to the terms of that certain Investment Agreement dated as of October 8, 2025, by and among the Company and the Investor. This Note is subject to the following terms and conditions.

1.             Basic Terms.

(a)              Maturity. Principal and any accrued but unpaid interest under this Note shall be due and payable upon January 1, 2026. Interest shall accrue on this Note and shall be due and payable with each installment of principal. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the filing of any petition or action for relief by the Investor under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or takes any corporate action in furtherance of any of the foregoing, the execution by the Investor of a general assignment for the benefit of its creditors, the involuntary filing against the Investor of a petition or any action for relief under the federal bankruptcy act (unless such petition is dismissed or discharged within ninety (90) days), or the appointment of a receiver or trustee to take possession of the property or assets of the Investor.

(b)              Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Company may from time to time designate in writing to the Investor. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Investor may prepay this Note at any time without penalty.

2.             Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Investor be liable for any amounts due or payable pursuant to this Note.

3.             Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Company shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Investor. In determining whether the interest contracted for, charged, or received by the Company exceeds the Maximum Rate, the Company may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

4.             Action to Collect on Note. If action is instituted to collect on this Note, the Investor promises to pay all of the Company’s reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, incurred in connection with such action.

5.             Loss of Note. Upon receipt by the Investor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Investor (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Investor will make and deliver in lieu of such Note a new Note of like tenor.

6.             Security. As collateral security for the prompt, complete, and timely payment of all principal and interest payable under this Note by the Investor to the Company evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note (collectively, the “Obligations”), the Investor hereby pledges, assigns and grants to the Company a continuing security interest and lien in all of Investor’s right, title and interest in and to 44.7468 shares of Series B convertible preferred stock, par value $0.0001 per share, of the Company, together with the certificates, if any, representing the same (collectively, the “Collateral”). The Investor hereby authorizes the Company to file at the appropriate filing office any Uniform Commercial Code financing statements or amendments, in each case, in the form approved by the Investor, that the Company deems necessary to perfect or continue the perfection of the security interest granted herein. Upon the payment in full in cash or other satisfaction of the Obligations, the security interest granted hereby shall automatically terminate and be released and all rights to the Collateral shall revert to the Investor. In connection with any termination and release pursuant to the foregoing sentence, the Company shall execute and deliver to the Investor all such documents, and take all such other actions, that the Investor shall reasonably request to evidence such termination and release. Upon such termination and release, the Investor is hereby authorized to file at the appropriate filing office any applicable Uniform Commercial Code termination statements or other similar release documents to evidence the termination and release of the Company's security interest in the Collateral.

7.             Miscellaneous.

(a)             Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Investor and the Company shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b)             Entire Agreement. This Note constitutes the entire agreement and understanding between the Investor and the Company relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)             Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Investor and the Company. Any amendment or waiver effected in accordance with this Section 6(c) shall be binding upon the Investor, the Company and each transferee of this Note.

(d)             Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Investor and the Company. Notwithstanding the foregoing, the Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Investor. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Investor. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e)             Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Investor’s books and records.

(f)              Counterparts. This Note may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor has executed this Promissory Note as of the date first set forth above.

the Investor:

DEFJ, LLC

By:	/s/ Alan Yu
(Signature)
Name:	Alan Yu
Title:	Manager

Address:
2 Dai Fu Street, Tai Po Industrial Estate New Territories, Hong Kong Attention: General Counsel Email:

AGREED TO AND ACCEPTED:

The COMPANY:

TRANSCODE THERAPEUTICS, INC.

Thomas A. Fitzgerald
(print name)

/s/ Thomas A. Fitzgerald
(Signature)

Address:
6 Liberty Square, #2383
Boston, MA 02109
Email: